Exhibit 21

Argan, Inc. and Subsidiaries

List of Companies

January 31, 2017

	Place of
	Incorporation/	%
Company Name	Organization	Ownership

Argan, Inc. (“AGX”)	Delaware	Parent

100%-Owned Subsidiaries of AGX

Gemma Power Systems, LLC (“GPS”)	Connecticut	100%

Gemma Power Hartford, LLC	Connecticut	100%

Gemma Power, Inc.	Connecticut	100%

Gemma Power Systems California, Inc.	California	100%

Southern Maryland Cable, Inc.	Delaware	100%

AGX International Limited (“AGXI”)	Ireland	100%

Atlantic Projects Company, Inc. (APCI”)	New York	100%

TRC Acquisition, LLC (“TRC”)	Delaware	100%

100%-Owned Subsidiary of AGXI

Atlantic Projects Company Limited (“APCL”)	Ireland	100%

100%-Owed Subsidiaries of GPS

Gemma Renewable Power, LLC	Delaware	100%

Gemma Plant Operations, LLC	Delaware	100%

100%-Owned Subsidiary of TRC

The Roberts Company, Inc. (1)	Delaware	100%

Consolidated Joint Ventures (GPS)

Gemma-Lane Liberty Partners	(2)	75%

Gemma-Lane Patriot Partners	(2)	75%

NOTE (1)  On February 22, 2016, The Roberts Company Fabrication Services, Inc. merged into The Roberts Company Field Services, Inc., which assumed the name The Roberts Company, Inc.

NOTE (2) The Joint Venture Agreement shall be construed and governed by the laws of the state of Connecticut.